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                                                                   Exhibit 10.44



                       SETTLEMENT AND RETENTION AGREEMENT

This Settlement and Retention Agreement (the "Agreement") is entered into by and between John A. Cottingham ("Executive") and Invitrogen Corporation, a Delaware Corporation ("Invitrogen" or the "Company") and is effective as of June 7, 2002 (the "Effective Date").

WHEREAS, Executive entered into a Change-in-Control Agreement dated February 13, 1997 with Life Technologies, Inc., which was amended on October 11, 2000 (the "Original CIC Agreement"); and

WHEREAS, Life Technologies, Inc. was merged into Invitrogen in September 2000 under Delaware law, and Invitrogen thereby acquired all of the rights and obligations of Life Technologies, Inc. under the Original CIC Agreement; and

WHEREAS, Executive is presently entitled to exercise certain rights under the Original CIC Agreement that would result in the termination of Executive's employment and require the Company to make a cash payment and provide other benefits to Executive; and

WHEREAS, the Company would like to continue to employ Executive, and Executive would like to continue to be employed by the Company; and

WHEREAS, the Company would like to reduce the incentive for Executive to terminate Executive's employment and provide an incentive for Executive to remain employed by the Company.

NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound, agree as follows:

1. Settlement Payment. The Company agrees to provide a "Settlement Payment" to Executive, payable in two lump sum installments on the dates specified below (the "Payment Dates"), less applicable withholdings as required by law or regulation; provided, with respect to each installment, that Executive's employment is not terminated prior to the respective Payment Date for such installment by the Company for Cause (as defined below) or by Executive without Good Reason (as defined below):

               Amount                              Date
               ------                              ----
        a.     $163,013                            October 1, 2002
        b.     $163,013                            October 1, 2004

In the event Executive's employment terminates prior to one or both of the Payment Dates for any other reason, including but not limited to termination of Executive's employment by the Company without Cause, Executive's resignation for Good Reason, Executive's death or Disability (as defined below), any outstanding, unpaid portion of the Settlement Payment will become immediately due and payable to Executive, or his estate, as the case may be.

2. At-Will. Executive acknowledges that Executive continues to be employed by the Company as an at-will employee and that nothing in this Agreement is intended to or should be construed to contradict, modify or alter Executive's at-will employment status.

3. Definitions.

        a. Cause. For purposes of this Agreement, "Cause" shall mean: (i) Executive's willful and deliberate failure or refusal to perform Executive's job responsibilities and duties (as they existed or were assigned during the 90-day period immediately preceding the Effective Date or as revised thereafter by agreement of Executive and the Company), provided that Executive has been given written notice of and a 30-day opportunity to cure such non-performance; (ii) commission of an intentional act of fraud, embezzlement or theft by Executive in connection with Executive's duties or in the course of Executive's employment with the Company or its affiliated companies; (iii) causing intentional, wrongful damage to property of the Company or its affiliated companies; (iv) intentionally and wrongfully disclosing trade secrets or confidential information of the Company or its affiliated companies; or (v) participating, without the Company's express written consent, in the management of any business enterprise that engages in substantial and direct competition with the Company or its affiliated companies and any such act shall have been materially harmful to the Company or its affiliated companies.

        b. Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

               i. a substantial diminution in Executive's position, authority, duties or responsibilities (as they existed or were assigned at any time during the 90-day period immediately preceding the Effective Date), excluding non-substantial changes in title or office and any isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company within thirty (30) days of receiving written notice thereof from Executive;

               ii. any reduction or adverse change to Executive's compensation and benefits in place as of the Effective Date of the Agreement or granted to Executive by the Company thereafter, including, but not limited to, base salary, bonuses and any other incentive compensation plans or programs; savings and retirement plans or programs; health and welfare benefit plans, including, but not limited to, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans; and paid vacation, excluding any isolated, insubstantial and inadvertent failure not taken in bad faith that is remedied by the Company within thirty (30) days of receiving written notice thereof from Executive or any reduction that is made as part of, and is generally consistent with, a general reduction of senior executive compensation and benefits;

               iii. the relocation of Executive's principal place of work to an office or location more than fifty (50) miles from the location Executive was assigned to immediately prior to the Effective Date (provided, however, that relocation to Carlsbad, CA, shall not constitute Good Reason) or the Company substantially increases without the prior consent of the Executive the amount of time Executive is required to travel; and



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               iv. any failure by any successor to the Company to comply with and satisfy Section 11, provided that such successor has received at least ten
(10) days prior written notice from the Company or Executive of the requirements of Section 11 of this Agreement.

For the purposes of this Section 3(b), any good faith determination of "Good Reason" made by Executive shall be conclusive.

        c. Disability. The term "Disability" means Executive's inability to perform the essential functions of Executive's job due to a mental or physical condition, with or without reasonable accommodation. In no event will Executive's employment be terminated for Disability until 180 consecutive days has elapsed and Disability has been determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

        d. Date of Termination. The term "Date of Termination" means the date of receipt of the Notice of Termination (described below) or any later date specified therein, as the case may be; provided, however, that: (i) if Executive's employment is terminated by the Company without Cause the Date of Termination shall be the date the Company notifies the Executive of such termination; and (ii) if Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of Executive's death or the effective date of the Disability, as the case may be.

4. Notice of Termination. Any termination by the Company for Cause or resignation by Executive for Good Reason before October 1, 2004, shall be communicated by "Notice of Termination" to the other party in accordance with
Section 13(b) of this Agreement. The "Notice of Termination" must be in writing and set forth: (a) the facts and circumstances, in reasonable detail, claimed to provide a basis for the termination with Cause or resignation for Good Reason;
(b) if the Date of Termination is other than the date of receipt of such notice, the termination date (which shall be not more than thirty (30) days after the giving of such notice). Executive or the Company's failure to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

5. Independent Obligations. The Settlement Payment is in settlement of preexisting contractual claims and shall not: (a) be reduced by any severance received by Executive, or reduce any severance to be received by Executive, upon termination of employment under any severance plan, policy, agreement, or arrangement of the Company applicable to Executive or a group of employees of the Company including the Executive, whether or not any such severance received by Executive is payable as a result in whole or in part of a change in control of the Company prior to such termination of employment; (b) constitute "salary," "bonus," or "severance" for purposes of the New CIC Agreement (described at Section 12 below), and accordingly, shall not increase, decrease, or affect in any way the calculation of money payable or entitlement to other benefits pursuant to the New CIC Agreement; (c) be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive or others; and (d) be subject to any requirement that Executive seek other employment or take any other action by way of mitigation, nor will it be offset or otherwise be reduced by



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reason of Executive's receipt of compensation from any source other than the
Company.

6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its affiliated companies and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other agreements with the Company or any of its affiliated companies. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program. In addition, nothing in this Agreement is intended to or should be construed to contradict, modify or alter the terms and conditions of that certain offer letter entered into by Executive and the Company on April 24, 2001 (the "Relocation Letter"). The terms and conditions of Executive's employment shall continue to be governed by the Relocation Letter except as expressly set forth herein.

7. Legal Fees. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur, including the costs and expenses of any arbitration proceeding, as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended (the "Code"); provided that Executive's claim is not determined by a court of competent jurisdiction or an arbitrator to be frivolous or otherwise entirely without merit.

8. Termination of Original CIC Agreement; Release.

        a. Termination of Original CIC Agreement. This Agreement terminates all rights and obligations of the Company and Executive under the Original CIC Agreement and supersedes any previous agreement between the Company and Executive, written or oral, to the extent such agreement relates to the subject matter hereof.

        b. General Release of All Claims.

               i. Executive fully and unconditionally releases and discharges all claims and causes of action that Executive or Executive's heirs, personal representatives, successors, or assigns ever had, now have, or hereafter may have against the Company, and any subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of the Company, past and present, as well as the Company's employees, officers, directors, agents, shareholders, successors and assigns (collectively, "Released Parties") on account of any claims and/or causes of action arising out of or relating to the Original CIC Agreement and any other document relating thereto or delivered in connection with the transactions contemplated thereby.



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               ii. Executive declares and represents that Executive intends this
Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of all claims, known and unknown, suspected or unsuspected arising out of or relating to the Original CIC Agreement and any other document relating thereto or delivered in connection with the transactions contemplated thereby and, regardless of the adequacy or inadequacy of the consideration, Executive intends the release herein to be final and complete. Executive executes this Agreement with the full knowledge that the release covers all possible claims against the Released Parties arising out of or relating to the Original CIC Agreement, to the fullest extent permitted by law. Executive further agrees that this release is to be interpreted broadly and includes the waiver of all rights under California Civil Code section 1542, which provides that "a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

9. Termination of Settlement and Retention Agreement; Release. Simultaneous with the payment of the last installment of the Settlement Payment, Executive agrees to sign a release similar to the release set forth in Section 8(b) above that acknowledges that the Company has fully performed and satisfied all of its obligations under this Agreement and that releases all claims or causes of action arising out of or relating to this Agreement.

10. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be determined and settled by arbitration to be held in the City of San Diego pursuant to the employment rules of the American Arbitration Association or any successor organization. Any award rendered there under shall be final, conclusive and binding on the parties.

11. Successors.

        a. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

        b. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

        c. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. New CIC Agreement. The parties agree to enter into a new Change in Control Agreement contemporaneously with the execution of this Agreement, which shall be in the standard form of such agreement adopted by the Board of Directors of Invitrogen (the "New CIC Agreement").



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

13. General Provisions.

        a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

        b. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth below or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

        c. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

        d. Waiver. Either party's failure to insist upon strict compliance with any provision hereof in any particular instance shall not be deemed to be a waiver of such provision or any other provision thereof.

        e. Counterparts. This Agreement may be signed in two counterparts, each of which together shall constitute one and the same Agreement, binding on the parties as if each had signed the same document.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.


INVITROGEN CORPORATION                       John A. Cottingham


By: /s/                                      /s/
   --------------------------------          -----------------------------------
Printed Name: L. James Runchey               7955 Sitio Solana
                                             Carlsbad, CA  92009
Title: VP, Human Resources

Address:       Invitrogen Corporation
               1600 Faraday Avenue
               Carlsbad, CA 92008
               (ATTN:  General Counsel)



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